Filed Pursuant to Rule 433
Registration Statement No. 333-269523

Pricing Term Sheet
MCKESSON CORPORATION
$650,000,000 4.650% Notes due 2030
$650,000,000 4.950% Notes due 2032
$700,000,000 5.250% Notes due 2035

Issuer:	McKesson Corporation

Expected Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / BBB+ (Positive) / A- (Stable)

Security Title:	4.650% Notes due 2030	4.950% Notes due 2032	5.250% Notes due 2035

Principal Amount:	$650,000,000	$650,000,000	$700,000,000

Maturity Date:	May 30, 2030	May 30, 2032	May 30, 2035

Interest Payment Dates:	Semi-annually on May 30 and November 30, of each year, commencing November 30, 2025	Semi-annually on May 30 and November 30, of each year, commencing November 30, 2025	Semi-annually on May 30 and November 30, of each year, commencing November 30, 2025

Interest Rate:	4.650% per year	4.950% per year	5.250% per year

Benchmark Treasury:	UST 3.875% due April 30, 2030	UST 4.000% due April 30, 2032	UST 4.250% due May 15, 2035

Benchmark Treasury Price and Yield:	99-05 ¾ / 4.059%	98-14 / 4.262%	98-05+ / 4.479%

Spread to Benchmark Treasury:	+60 bps	+70 bps	+80 bps

Yield to Maturity:	4.659%	4.962%	5.279%

Price to Public:	99.960% of the principal amount	99.930% of the principal amount	99.777% of the principal amount

Net Proceeds to Issuer (before expenses):	$647,465,000	$646,945,000	$695,289,000

Optional Redemption Provisions:	Make-whole and 1mo par call	Make-whole and 2mo par call	Make-whole and 3mo par call

Make-Whole Call:	Treasury Rate +10 bps	Treasury Rate +15 bps	Treasury Rate +15 bps

Par Call:	Beginning April 30, 2030 at par	Beginning March 30, 2032 at par	Beginning March 1, 2035 at par

CUSIP/ISIN	581557 BW4 / US581557BW49	581557 BX2 / US581557BX22	581557 BY0 / US581557BY05

Trade Date:	May 20, 2025

Settlement Date**:	May 30, 2025 (T+7)

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC Goldman Sachs & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
ING Financial Markets LLC
SG Americas Securities, LLC
UniCredit Capital Markets LLC
Mischler Financial Group, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.
**Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.
The Issuer has filed a registration statement (including a prospectus) with the Securities Exchange and Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at +1 (888) 603-5847, BofA Securities, Inc. at +1 (800) 294-1322, Deutsche Bank Securities Inc. at +1 (800) 503-4611 and J.P. Morgan Securities LLC at +1 (212) 834-4533.

No PRIIPs or UK PRIIPs KID - No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the UK.
This pricing term sheet supplements the preliminary prospectus supplement dated May 20, 2025 and prospectus dated February 1, 2023. This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER ELECTRONIC MESSAGING SYSTEM.